EXHIBIT 4.1
INVESTOR RIGHTS AGREEMENT (this “Agreement”), dated as of July 23, 2013, among UCP, Inc. a Delaware corporation (the “Company”), and PICO Holdings, Inc., a California corporation (“PICO”) and the sole stockholder of the Company, Dustin L. Bogue, James W. Fletcher and William J. La Herran (each a “Holder” and collectively, the “Holders”).
WHEREAS, in connection with the IPO (as defined herein), the Company intends to consummate the transactions described in the Registration Statement on Form S-1 (Registration Statement No. 333-187735), as amended (the “IPO Registration Statement”);
WHEREAS, as an inducement to PICO to take such actions as may be necessary or appropriate to cause the IPO to be consummated, the Company and PICO hereby agree that this Agreement shall govern the rights of PICO to nominate up to two director nominees selected by PICO on the terms set forth herein;
WHEREAS, the Holders expect to receive Voting Securities in the Company in connection with the consummation of the IPO and as a further inducement to PICO to take such actions as may be necessary or appropriate to cause the IPO to be consummated, the Holders hereby agree that this Agreement shall govern their obligation to vote any Voting Securities (as defined herein) acquired by them in favor of the election of the nominees selected by PICO;
WHEREAS, the Company and PICO desire to address herein certain relationships between themselves with respect to the composition of the Board (as defined herein); and
WHEREAS, the Company and PICO desire to confirm PICO's access to information and receipt of financial statements of the Company that are required for PICO to comply with its reporting obligations under applicable securities laws.
NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
SECTION 1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:
“Agreement” has the meaning set forth in the recitals to this Agreement.
“Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.
“Board” means the Board of Directors of the Company.
“Company” has the meaning set forth in the preamble to this Agreement.

“Class A Common Stock” means the Class A common stock, $0.01 par value per share, of the Company and any equity securities issued or issuable in exchange for or with respect to such Class A Common Stock by way of a dividend, split or combination of shares of stock or in connection with a reclassification, recapitalization, merger, consolidation or other reorganization.
“Class B Common Stock” means the Class B common stock, $0.01 par value per share, of the Company and any equity securities issued or issuable in exchange for or with respect to such Class B Common Stock by way of a dividend, split or combination of shares of stock or in connection with a reclassification, recapitalization, merger, consolidation or other reorganization.
“Holder” has the meaning set forth in the preamble to this Agreement.
“IPO” means the initial public offering of Common Stock, as described in the IPO Registration Statement.
“IPO Registration Statement” has the meaning set forth in the recitals to this Agreement.
“Permitted Transferee” shall mean, with respect to PICO and its Permitted Transferees, a corporation, limited liability company or partnership, of which all of the outstanding shares of capital stock or interests therein are owned directly or indirectly by PICO; provided, however, that any subsequent transfer of any portion of the Beneficial Ownership of the entity such that it is Beneficially Owned in any part by a Person other than PICO will not be deemed to be a transfer to a Permitted Transferee.
“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof or other entity.
“PICO” has the meaning set forth in the preamble to this Agreement.
“Total Voting Power of the Company” means the total number of votes that may be cast in the election of directors of the Company if all Voting Securities outstanding were present and voted at a meeting held for such purpose. For the avoidance of doubt, the Voting Securities Beneficially Owned by any Person that are not outstanding and are subject to issuance upon the exercise or exchange of rights of conversion or any options, warrants or other rights Beneficially Owned by such Person shall not be deemed to be outstanding for this purpose.
“Voting Period” has the meaning set forth in Section 3.1 of this Agreement.
“Voting Securities” means the Class A Common Stock, Class B Common Stock and any other securities of the Company entitled to vote generally in the election of directors of the Company. For the avoidance of doubt, the Voting Securities Beneficially Owned by any Person that are not outstanding and are subject to issuance upon the exercise or exchange of rights of conversion or any options, warrants or other rights Beneficially Owned by such Person shall not be deemed to be outstanding for purposes of this Agreement.
SECTION 1.2 Gender. For the purposes of this Agreement, the words “he,” “his” or “himself” shall be interpreted to include the masculine, feminine and corporate, other entity or trust form.

ARTICLE II
PICO'S BOARD REPRESENTATION
SECTION 2.1 Nominees.
(a)    So long as PICO Beneficially Owns:
(i)    Voting Securities representing 25% or more of the Total Voting Power of the Company, the Board shall nominate two individuals selected by PICO to serve as directors, provided that the Board shall not be required to nominate any individual whose election would result in PICO nominees comprising more than two directors;
(ii)    Voting Securities representing 10% or more, but less than 25%, of the Total Voting Power of the Company, the Board shall nominate one individual selected by PICO, provided that the Board shall not be required to nominate any individual whose election would result in PICO nominees comprising more than one director; and
(iii)    Voting Securities representing less than 10% of the Total Voting Power of the Company, the Board shall have no obligation to nominate any individual that is selected by PICO.
(b)    In the event that any member of the Board nominated by PICO under this Section 2.1 shall for any reason cease to serve as a member of the Board during his or her term of office, the resulting vacancy on the Board shall be filled by an individual selected by PICO.
ARTICLE III
AGREEMENT TO VOTE
SECTION 3.1 Agreement to Vote Voting Securities. During the period commencing on the date a Holder acquires any Voting Securities and for as long as PICO owns Voting Securities representing 10% or more of the Total Voting Power of the Company (the “Initial Voting Period”) and if the Initial Voting Period ends prior to the termination of this Agreement, during any other period during the term of this Agreement during which PICO owns 10% or more of the Total Voting Power of the Company (each such subsequent period and Initial Voting Period together referred to as a “Voting Period”), at every meeting of the stockholders of the Company called with respect to the election of nominees to the Board, and on every action or approval by written consent of the stockholders of the Company or in any other circumstance in which the vote, consent or approval of the stockholders of the Company is sought with respect to the election of nominees to the Board, such Holder shall appear at the meeting or otherwise cause Voting Securities that he Beneficially Owns (including any Voting Securities later acquired) to be counted as present thereat for purposes of establishing a quorum and agrees to vote (or cause to be voted) any and all of his Voting Securities or give consent with respect thereto, or cause consent to be given with respect thereto, in favor of the election to the Board the nominee or nominees selected by PICO in accordance with Section 2.1 hereof. During the Voting Period, each Holder agrees that such Holder will not (A) grant any proxy, power-of-attorney or other authorization, in or with respect to any Voting Securities, or take any other action that would in any way restrict, limit or interfere with the performance of the Holder's obligations hereunder, or (B) directly or indirectly, solicit, initiate, seek, encourage or support or take any other action the effect of which would be inconsistent with or violative of any provision contained in this Section 3.1. Each Holder may vote his Voting Securities on all other matters. This agreement shall not, and shall not be construed to, restrict the ability of any Holder to sell or dispose of any Voting Securities, in the open market or otherwise.

SECTION 3.2 Stockholder Capacity. To the extent a Holder acquires Voting Securities, such Holder will be deemed to have entered into this Agreement solely in the capacity of a stockholder of the Company. Notwithstanding any other provision of this Agreement, including without limitation Section 3.1, to the extent a Holder serves as an officer or director of the Company, nothing contained herein shall limit his ability to exercise his ordinary and customary duties as an officer or director of the Company, including, without limitation, the exercise of his fiduciary obligations to the Company and its stockholders.
ARTICLE IV
INFORMATION AND INSPECTION RIGHTS.
SECTION 4.1 Financial Reporting Requirements. The Company understands and acknowledges that, based upon PICO's percentage of equity ownership of the Company as well as applicable accounting rules, PICO may be required to (i) consolidate or equity account for the financial condition and results of operations of the Company in the financial statements of PICO, (ii) provide other required disclosures in its financial statements or (iii) respond to regulatory inquiries (such as comment letters from the Securities and Exchange Commission (“SEC”)) or other legal requirements. The Company acknowledges that, based upon applicable rules adopted by the SEC, PICO may be required make periodic filings with the SEC, including its financial statements, prior to the time when the Company is required by applicable law or regulation to make financial statement disclosures. Notwithstanding anything in Section 7.2 hereof, any information provided to PICO, or its representatives or independent accountants for purposes of facilitating compliance by PICO with its SEC reporting obligations (including responding to regulatory inquiries) or other legal requirements shall not be subject to any confidentiality restrictions to the extent such information is required to be publicly disclosed. In the event the deadline for PICO to make a required filing following the end of a fiscal period is changed, whether as a result of a revision in SEC reporting requirements or a change in the classification of PICO, the Company and PICO will cooperate in good faith to make appropriate adjustments to the deadlines provided in Section 4.3.
SECTION 4.2 Inspection and Audit Rights. The Company shall permit PICO and PICO's independent accountants, at PICO's expense, to examine the Company's books of account and records and to discuss the Company's affairs, finances and accounts with its officers, all at such reasonable times as may be requested by PICO. These rights may be exercised by PICO in connection with an annual audit, quarterly review or otherwise at reasonable times.
SECTION 4.3 Financial Statements and Reports. The Company shall deliver to PICO:
(a)    following such time as PICO is no longer providing services for the preparation of the Company's financial statements under the Transition Services Agreement of even date herewith by and between PICO and the Company (the “TSA”), as soon as reasonably practicable after the end of each fiscal year of the Company, and in any event within 15 days thereafter, a balance sheet as of the end of such year, statements of income and of cash flows for such year and a statement of shareholders' equity as of the end of such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”) including all associated support and work papers related to the GAAP financial statements;

(b)    following such time as PICO is no longer providing services for the preparation of the Company's financial statements under the TSA, as soon as reasonably practicable after the end of the first three quarters of each fiscal year of the Company, and in any event within 15 days thereafter, an unaudited balance sheet as of the end of each such quarterly period and unaudited statements of income and cash flows for such period, all in reasonable detail and prepared in accordance with GAAP including all associated support and work papers related to the GAAP financial statements;
(c)    following such time as PICO is no longer providing services to the Company on internal control matters under the TSA, as soon as reasonably practicable after the end of each quarter of each fiscal year of the Company, and in any event within 25 days thereafter, an internal control report summarizing the design, testing and documentation of the internal control structure of the Company that would be suitable for its own Section 404(a) certifications; provided, however, that the Company recognizes that PICO may require additional information regarding internal control matters to allow PICO to satisfy its own internal control officer certification and audit requirements, and the Company will provide any such additional information reasonably required by PICO; and
(d)    with respect to the financial statements called for in subsections (a) and (b) of this Section 4.3, or the report called for in subsection (c) of this Section 4.3, an instrument executed by the Chief Financial Officer or President of the Company certifying that (i) such financial statements were prepared in accordance with GAAP consistently applied with prior practice for earlier periods and fairly present the financial condition of the Company and its results of operation for the period specified, or (ii) such internal control reports were prepared in accordance with Section 404(a) of the Sarbanes Oxley Act consistently applied with prior practice for earlier periods.
PICO will provide information to the Company with respect to any corrections or changes noted in its review of the information provided to it under this Section 4.3. PICO understands that information provided to it pursuant to this Section 4.3 will likely be supplemented or revised in the normal course of business, including as a result of audit or review processes. The Company will promptly provide any such supplemental information or revisions to PICO, which will be deemed to amend the information previously provided by the Company, and the certifications provided pursuant to subsection (d) of this Section 4.3 shall apply to the information as amended. The information provided, as amended, will be considered final upon the inclusion by PICO of such information in a filing with the SEC.
ARTICLE V
TERMINATION
SECTION 5.1 Term. This Agreement shall automatically terminate upon the later of (i) the date on which PICO, together with its Permitted Transferees, holds shares of stock representing less than 10% of the Total Voting Power of the Company based on the aggregate amount of stock issued and outstanding as of that date; and (ii) the date on which PICO is no longer required to include the Company's GAAP financial statements in its consolidated financial statements.
SECTION 5.2 Survival. If this Agreement is terminated pursuant to Section 4.1, this Agreement shall become void and of no further force and effect.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES
SECTION 6.1 Representations and Warranties of PICO. PICO represents and warrants to the Company and the Holders that (a) PICO is duly authorized to execute, deliver and perform this Agreement; (b) this Agreement has been duly executed and delivered by PICO and is a valid and binding agreement of PICO, enforceable against PICO in accordance with its terms; and (c) the execution, delivery and performance by PICO of this Agreement does not violate or conflict with or result in a breach by PICO of or constitute (or with notice or lapse of time or both would constitute) a default by PICO under any agreement to which PICO is a party or the organizational documents of PICO.
SECTION 6.2 Representations and Warranties of the Company. The Company represents and warrants to PICO and the Holders that (a) the Company is duly authorized to execute, deliver and perform this Agreement; (b) this Agreement has been duly executed and delivered by the Company and is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms; and (c) the execution, delivery and performance by the Company of this Agreement does not violate or conflict with or result in a breach by the Company of or constitute (or with notice or lapse of time or both would constitute) a default by the Company under its certificate of incorporation, any existing applicable law of any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof, exercising any statutory or regulatory authority of any of the foregoing, domestic or foreign, having jurisdiction over the Company, or any agreement or instrument by which the Company or any of its assets may be bound.
SECTION 6.3 Representations and Warranties of Holders. Each Holder represents and warrants to the Company and PICO that (a) he is legally competent to execute this Agreement; (b) this Agreement has been duly executed and delivered by such Holder and is a valid and binding agreement of such Holder, enforceable against such Holder in accordance with its terms; and (c) the execution, delivery and performance by such Holder of this Agreement does not violate or conflict with or result in a breach by such Holder of or constitute (or with notice or lapse of time or both would constitute) a default by such Holder under any agreement to which such Holder is a party.
ARTICLE VII
MISCELLANEOUS
SECTION 7.1 Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by facsimile (provided a copy is thereafter promptly delivered as provided in this Section 6.1) or nationally recognized overnight courier, addressed to such party at the address or facsimile number set forth below or such other address or facsimile number as may hereafter be designated in writing by such party to the other parties:

(a) if to the Company, to:
UCP, Inc.
6489 Camden Avenue, Suite 204
San Jose, California 95120
(Telephone) (408) 323-1113
(Facsimile) (408) 323-1114
Attention: General Counsel
(b) if to PICO, to:
Pico Holdings, Inc.
7979 Ivanhoe Avenue, Suite 300
La Jolla, California 92037

(Telephone) (888) 389-3222
(Facsimile) (858) 456-6480
Attention: President
(c) if to any Holder, to:
c/o UCP, Inc.
6489 Camden Avenue, Suite 204
San Jose, California 95120
(Telephone) (408) 323-1113
(Facsimile) (408) 323-1114
Attention: Holder
SECTION 7.2 Confidentiality. PICO covenants that it will (a) accord the Confidential Information (as defined below) of UCP the same degree of confidential treatment that it accords its similar proprietary and confidential information, (b) not use such Confidential Information for any purpose other than those contemplated by this Agreement, and (c) not disclose such Confidential Information unless such disclosure is made in the ordinary course of PICO's conduct of its business and is subject to protections, at least as stringent as those herein, and comparable to those PICO would apply in connection with a comparable disclosure of its own Confidential Information. Notwithstanding any other provision of this Agreement, PICO may disclose Confidential Information UCP, without liability for such disclosure, to the extent PICO demonstrates that such disclosure is (x) required to be made pursuant to applicable law (including, PICO's obligations under the Securities Exchange Act of 1934, as amended), government authority, duly authorized subpoena, or court order, (y) required to be made to a court or other tribunal in connection with the enforcement of PICO's rights under this Agreement or to contest claims between the parties hereto, or (z) approved by the prior written consent of UCP. PICO will promptly notify UCP if it receives a subpoena or otherwise becomes aware of events that may legally require it to disclose Confidential Information of UCP, and will cooperate with UCP (at UCP's expense) to obtain an order quashing or otherwise modifying the scope of such subpoena or legal requirement, in an effort to prevent the disclosure of such Confidential Information. For purposes of this Agreement, “Confidential Information” means all confidential or proprietary information and documentation of UCP made available to PICO under this Agreement that is either identified in writing as confidential or which PICO should reasonably have recognized at the time of disclosure as being of a confidential nature; provided, however, that information required to be disclosed by PICO in a report or filing under applicable securities laws shall not be considered Confidential Information.

SECTION 7.3 Insider Trading Policy. PICO shall instruct its affiliates, officers, directors, controlling persons, partners, employees, agents, advisors and representatives (collectively, “Representatives”) who are provided access to Confidential Information that it is a violation of applicable law for any Representative to purchase or sell securities of UCP based on non-public information obtained in connection with the performance of this Agreement.
SECTION 7.4 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “included,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
SECTION 7.5 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
SECTION 7.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement.
SECTION 7.7 Adjustments Upon Change of Capitalization. In the event of any change in the outstanding Common Stock by reason of dividends, splits, reverse splits, spin-offs, split-ups, recapitalizations, combinations, exchanges of shares of stock and the like, the term “Common Stock” shall refer to and include the securities received or resulting therefrom, but only to the extent such securities are received in exchange for or in respect of Common Stock.
SECTION 7.8 Entire Agreement; No Third Party Beneficiaries. This Agreement (a) constitutes the entire agreement and supersedes all other prior agreements, both written and oral, among the parties with respect to the subject matter hereof and (b) is not intended to confer upon any Person, other than the parties hereto, any rights or remedies hereunder.
SECTION 7.9 Further Assurances. Each party shall execute, deliver, acknowledge and file such other documents and take such further actions as may be reasonably requested from time to time by the other party hereto to give effect to and carry out the transactions contemplated herein.

SECTION 7.10 Governing Law; Equitable Remedies. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF). The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions and other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any of the Selected Courts (as defined below), this being in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties hereto. Each party further agrees that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance, it will not assert the defense that a remedy at law would be adequate.
SECTION 7.11 Consent To Jurisdiction. With respect to any suit, action or proceeding (“Proceeding”) arising out of or relating to this Agreement or any transaction contemplated hereby each of the parties hereto hereby irrevocably (i) submits to the exclusive jurisdiction of the United States District Court for the Northern District of California or the Superior Court of the State of California located in the County of Santa Clara (the “Selected Courts”) and waives any objection to venue being laid in the Selected Courts whether based on the grounds of forum non conveniens or otherwise and hereby agrees not to commence any such Proceeding other than before one of the Selected Courts; provided, however, that a party may commence any Proceeding in a court other than a Selected Court solely for the purpose of enforcing an order or judgment issued by one of the Selected Courts; (ii) consents to service of process in any Proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to the Company, PICO or any Holder at their respective addresses referred to in Section 6.1 hereof; provided, however, that nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law; and (iii) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
SECTION 7.12 Amendments; Waivers.
(a)    No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed, in the case of an amendment, by the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)    No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
SECTION 7.13 Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

UCP, Inc. By: /s/ Dustin L. Bogue Name: Dustin L. Bogue Title: President and Chief Executive Officer

PICO Holdings, Inc. By: /s/ Maxim C. W. Webb Name: Maxim C. W. Webb Title: Chief Financial Officer

UCP, Inc. By: /s/ Dustin L. Bogue Name: Dustin L. Bogue Title: President and Chief Executive Officer

By: /s/ James W. Fletcher Name: James W. Fletcher Title: Chief Operating Officer

By: /s/ William J. La Herran Name: William J. La Herran Title: Chief Financial Officer and Treasurer